KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free www.kcg.com

KCG APPOINTS DEBRA J. CHRAPATY AND ALEX RAMPELL

TO BOARD OF DIRECTORS

JERSEY CITY, N.J. December 4, 2015 - KCG Holdings, Inc. (NYSE: KCG) announced today that its Board of Directors has appointed Debra J. Chrapaty and Alastair “Alex” Rampell as independent Directors, effective immediately. The Company also announced that Daniel Tierney will be stepping down from the Board of Directors, effective immediately.

“We welcome Debra and Alex to our Board and look forward to benefiting from their strong leadership skills and extensive experience in technology and finance,” said Charles E. Haldeman, Jr., Non-Executive Chairman of KCG’s Board of Directors. “Both bring a wealth of public company and industry experience to the Board and we are confident that their knowledge and insights will benefit KCG and our shareholders. We look forward to their contributions as we continue to evolve our business model to ensure we are taking full advantage of the opportunity we see for non-bank securities firms such as KCG.”

Mr. Haldeman added, “On behalf of the entire Board, I’d also like to thank Dan Tierney for his many valuable contributions to KCG during his tenure as Director. We wish him the best in his future endeavors.”

Ms. Chrapaty brings more than 25 years of technology leadership experience to KCG, having served in a variety of technology-focused senior leadership roles at public and private companies across a wide range of industries.

Mr. Rampell is a highly successful technology entrepreneur with extensive knowledge of software, security, e-commerce, advertising, marketing and FinTech, as well as deep experience building innovative, disruptive businesses.

Ms. Chrapaty stated, “KCG has risen to the forefront of the technological trading world and I welcome the opportunity to join this Board at a time when the financial services industry is increasingly embracing the benefits of technology for both clients and investors.”

Mr. Rampell stated, “I look forward to collaborating with such a talented group of Directors and sharing the perspectives I’ve gleaned from leading other groundbreaking firms. KCG is a true innovator at the intersection of finance and technology. I’m confident we have only begun to tap into the role this firm can play in our global securities markets.”

With the appointment of Ms. Chrapaty and Mr. Rampell, the Board has expanded to 10 members, eight of whom are independent.

About Debra J. Chrapaty

Debra Chrapaty has served as as Chief Operating Officer of Declara, a personal learning technology company, since 2013. Previously, Ms. Chrapaty was Chairman and Chief Executive Officer of Nirvanix and Senior Vice President and Chief Information Officer at Zynga, Inc. from 2011 to 2013. Prior to that, Ms. Chrapaty served as Senior Vice President, Collaboration Software Group at Cisco Systems from 2009 to 2011 and Corporate Vice President, Global Foundation Services at Microsoft Corporation from 2003 to 2009. She was Senior Vice President of Organic, Inc. from 2001 to 2003 and President and Chief Operating Officer of AllBusiness, Inc. (formerly Bigvine) from 2000 to 2001. Ms. Chrapaty was President and Chief Operating Officer of E*Trade Technologies from 1997 to 2000, Chief Technology Officer at the National Basketball Association from 1994 to 1997, Senior Director, Internal Systems Consulting at Bertelsmann A.G. from 1992 to 1994, and Director, Label Systems Development at EMI Records Group, Inc. from 1990 to 1992. She began her career at the Federal Reserve Bank of New York, where she spent five years as an analyst. Ms. Chrapaty received a B.B.A. in Economics from Temple University in 1983 and an M.B.A. in Information Systems from New York University in 1992.

About Alastair “Alex” Rampell

Alex Rampell has served as General Partner at Andreesen Horowitz, a venture capital firm, since October of 2015. From 2006 to 2014, he was Co-Founder and Chief Executive Officer of TrialPay, Inc., which was acquired by Visa in 2015. Mr. Rampell also co-founded FraudEliminator, LLC, a web security company that later merged with SiteAdvisor and was acquired by McAfee. He also co-founded Affirm, Inc., a consumer lending company, in 2012, and serves as Chairman of Point, Inc., a privately-held real estate marketplace. Mr. Rampell received a B.A in Applied Math and Computer Science from Harvard University in 2003.

About KCG

KCG is a leading independent securities firm offering investors and clients a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com